UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 13, 2016, the Board of Directors (the “Board”) of Starbucks Corporation (the “Company” or “Starbucks”) amended and restated the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement proxy access, effective immediately. Following a majority shareholder vote on a proxy access proposal at the Company’s 2016 Annual Meeting of Shareholders, the Company contacted shareholders collectively holding over 30% of the Company’s stock to discuss potential proxy access bylaw provisions. Through this engagement, the Company gained valuable feedback from its shareholders regarding specific terms that they view as appropriate for proxy access, allowing the Board to implement terms which it believes will provide meaningful proxy access for shareholders while limiting the potential for abuse and advancing the long-term interests of Starbucks and its shareholders.

The Bylaws include a new Article IA that permits a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the Board, provided that the shareholders and nominees satisfy the requirements specified in the Bylaws.

The Bylaws also contain conforming, clarifying, and updating changes to Sections 1.3, 1.10, and 1.11 related to the advance notice requirements for nominations and business proposed by shareholders at annual and special meetings of shareholders, as well as non-substantive changes to Section 1.6.

The foregoing description is qualified in its entirety by reference to the full text of the Bylaws, which is attached hereto as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Starbucks Corporation, effective September 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: September 16, 2016

	By:	/s/ Lucy Lee Helm
Lucy Lee Helm
executive vice president, general counsel and secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Starbucks Corporation, effective September 13, 2016